Exhibit 99.1

Investors and Media:

Shantanu Agrawal

(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES STRONG 2020 RESULTS ABOVE EXPECTATIONS AND PROVIDES FULL-YEAR 2021 GUIDANCE

•	Net income attributable to SXC was $3.7 million, or $0.04 per share, for the full-year 2020; Net loss attributable to SXC was $5.0 million, or $0.06 per share, in the fourth quarter 2020

•	Full-year 2020 consolidated Adjusted EBITDA was $205.9 million, which was above our revised guidance range of $190 million to $200 million; fourth quarter Adjusted EBITDA was $37.0 million

•	Operating cash flow was $157.8 million for the full-year 2020, above our revised guidance of $116 million to $136 million

•	Full-year 2021 consolidated Adjusted EBITDA is expected to be $215 million to $230 million

LISLE, Ill. (February 4, 2021)—SunCoke Energy, Inc. (NYSE: SXC) (the “Company” or “Suncoke”) today reported fourth quarter and full-year 2020 results, reflecting strong and resilient performance from our cokemaking business during an unprecedented and challenging year.

“In 2020, while dealing with the challenges presented by the COVID-19 pandemic, our Domestic Coke fleet demonstrated excellent cost discipline and delivered extraordinary results despite running at sub-optimal levels. We extended expiring contracts with our customers in exchange for providing near-term coke supply relief, delivered robust cash flows and made significant progress towards our capital allocation objectives,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “We also implemented a company-wide cost-reduction initiative resulting in $10 million annualized savings and developed a new product line of foundry coke during this year, further positioning SunCoke for sustained success in the future.”

Looking forward, the Company expects 2021 consolidated Adjusted EBITDA to be between $215 million and $230 million, driven by our Domestic Coke plants operating at full capacity and higher volumes at Logistics.

Rippey continued, “As we move forward in 2021, we will remain focused on executing against our objectives of excellent safety performance, operational excellence and balanced capital allocation. Additionally, we will work towards further enhancing our customer contracts and providing stability to our coke operations. We will also continue our work to optimize CMT with additional products and customers. We are committed to positioning the Company for sustained success and delivering significant value to SunCoke stakeholders.”

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2020	2019	Increase/ (Decrease)	2020	2019	Increase/(Decrease)
Sales and other operating revenues	$310.1	$397.2	$(87.1)	$1,333.0	$1,600.3	$(267.3)
Net (loss) income attributable to SXC	$(5.0)	$(1.4)	$(3.6)	$3.7	$(152.3)	$156.0
Adjusted EBITDA(1)	$37.0	$50.8	$(13.8)	$205.9	$247.9	$(42.0)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues decreased $87.1 million and $267.3 million for the fourth quarter and full-year 2020, respectively, primarily reflecting lower sales volumes in both Domestic Coke and Logistics segments.

Fourth quarter and full-year 2020 Adjusted EBITDA decreased by $13.8 million and $42.0 million, respectively, reflecting lower volumes, which were partially offset by operating cost savings in our Domestic Coke and Logistics segments.

Net loss attributable to SXC for the fourth quarter 2020 increased $3.6 million from the same prior year period, driven by lower operating results discussed above, mostly offset by income tax benefits, a gain on the extinguishment of our debt and slightly lower depreciation expense recognized during the current year period.

Net income attributable to SXC for the full-year 2020 increased $156.0 million as compared to 2019 driven largely by the absence of non-cash impairment related charges at Logistics, net of taxes, of $174.8 million recorded during the third quarter of 2019. The impact of the impairment related charges recorded during the prior year period were partly offset by lower depreciation expense, lower interest on lower debt balances as well as a larger gain on extinguishment of debt recorded during 2020 as compared to 2019.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2020	2019	Increase/(Decrease)	2020	2019	Increase/(Decrease)
Sales and other operating revenues	$289.6	$373.3	$(83.7)	$1,265.4	$1,489.1	$(223.7)
Adjusted EBITDA(1)	$43.3	$52.1	$(8.8)	$217.0	$226.7	$(9.7)
Sales Volume (in thousands of tons)	880	1,080	(200)	3,789	4,171	(382)
Adjusted EBITDA per ton(2)	$49.20	$48.24	$0.96	$57.27	$54.35	$2.92

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•

Revenues decreased $83.7 million and $223.7 million for the fourth quarter and full-year 2020, respectively, compared with the same prior year periods, reflecting lower volumes across most of the fleet as well as the pass-through of lower coal costs, partially offset by increased volumes at Indiana Harbor from the rebuilt ovens, which were completed during 2019.

•

Adjusted EBITDA decreased $8.8 million and $9.7 million for the fourth quarter and full-year 2020, respectively, as operating and maintenance cost savings across the Domestic Coke fleet partially offset the decrease in volume discussed above.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2020	2019	Increase/ (Decrease)	2020	2019	Increase/ (Decrease)
Sales and other operating revenues	$11.7	$14.8	$(3.1)	$36.0	$72.8	$(36.8)
Intersegment sales	$5.3	$7.0	$(1.7)	$22.1	$26.3	$(4.2)
Adjusted EBITDA(1)	$6.7	$8.5	$(1.8)	$17.3	$42.6	$(25.3)
Tons handled (thousands of tons)(2)	4,265	4,971	(706)	14,678	21,053	(6,375)

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.

•

Revenues decreased $3.1 million for the fourth quarter 2020 and $36.8 million for the full-year 2020. Lower demand and depressed export pricing drove lower throughput volumes in the fourth quarter and full-year 2020.

•	Adjusted EBITDA decreased $1.8 million for the fourth quarter 2020 and $25.3 million for the full-year 2020 due to coal customer bankruptcy partially offset by operating and maintenance cost savings.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

•

Revenues were $8.8 million and $31.6 million for the fourth quarter and full-year 2020, respectively, reflecting a decrease of $0.3 million and $6.8 million, respectively, as compared to the same prior year periods. The decrease in full year was driven by lower volumes and the unfavorable impact of foreign currency.

•

Adjusted EBITDA was $3.0 million and $13.5 million for the fourth quarter and full-year 2020, respectively, a decrease of $0.3 million and $2.5 million, respectively, as compared with the same prior year periods. The decrease in full year was mainly due to lower volumes.

Corporate and Other

Corporate and other expenses, which includes activity from our legacy coal mining business, were $16.0 million and $41.9 million during the fourth quarter and full-year 2020, respectively, $2.9 million and $4.5 million higher than during the fourth quarter and full-year 2019, respectively. Corporate expenses in the current year periods included foundry related research and development costs of $1.5 million and $3.9 million during the fourth quarter and full-year 2020, respectively, as well as higher legacy costs of approximately $2.0 million during both the fourth quarter and full-year of 2020, respectively, as compared to the same prior year periods. These increases to corporate and other expense were partly offset by lower employee related expenses.

2021 OUTLOOK

Our 2021 guidance is based on our Domestic Coke plants running at full capacity with uncontracted capacity filled by export sales and Foundry coke sales. It also assumes higher volumes at Logistics facilities.

Our 2021 guidance is as follows:

•	Domestic coke total production is expected to be approximately 4.1 million tons

•	Consolidated Adjusted EBITDA is expected to be $215 million to $230 million

•	Capital expenditures are projected to be approximately $80 million

•	Cash generated by operations is estimated to be between $160 million and $180 million

•	Cash taxes are projected to be between $5 million to $10 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by using the following link:

http://www.directeventreg.com/registration/event/9394703

Upon registration, each participant will be emailed a confirmation, dial-in details, and a registrant ID.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 60 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke’s website at http://www.suncoke.com/English/investors/sxc. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke’s press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, (gain) loss on extinguishment of debt, restructuring costs, changes to our contingent consideration liability related to our acquisition of CMT, and/or transaction costs incurred as part of the Simplification Transaction. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under accounting principles generally accepted in the U.S. (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements include statements that are not strictly historical facts, and include, among other things, statements regarding: our expectations of financial results, condition and outlook; anticipated effects of the COVID-19 pandemic and responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, our customers, our results of operations and financial condition; anticipated actions to be taken by management to sustain SunCoke during the economic uncertainty caused by the pandemic and related business actions; and anticipated actions by governments to contain the spread of COVID-19 or mitigate the severity thereof.

Forward-looking statements often may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should,” or the negative of these terms, or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SunCoke, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SunCoke; and changes in tax, environmental and other laws and regulations applicable to SunCoke’s businesses.

Currently, such risks and uncertainties also include: SunCoke’s ability to manage its business during and after the COVID-19 pandemic; the impact of the COVID-19 pandemic on SunCoke’s results of operations, revenues, earnings and cash flows; SunCoke’s ability to reduce costs and capital spending in response to the COVID-19 pandemic; SunCoke’s balance sheet and liquidity throughout and following the COVID-19 pandemic; SunCoke’s prospects for financial performance and achievement of strategic objectives following the COVID-19 pandemic; capital allocation strategy following the COVID-19-related outbreak; and the general impact on our industry and on the U.S. and global economy resulting from COVID-19, including actions by domestic and foreign governments and others to contain the spread, or mitigate the severity, thereof.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release, see SunCoke’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SunCoke’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward- looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$310.1	$397.2	$1,333.0	$1,600.3
Costs and operating expenses
Cost of products sold and operating expenses	243.0	323.8	1,048.2	1,277.6
Selling, general and administrative expenses	30.3	22.9	81.4	75.8
Depreciation and amortization expense	32.0	34.0	133.7	143.8
Long-lived asset and goodwill impairment	—	—	—	247.4

Total costs and operating expenses	305.3	380.7	1,263.3	1,744.6

Operating income (loss)	4.8	16.5	69.7	(144.3)
Interest expense, net	13.1	14.7	56.3	60.3
Gain on extinguishment of debt, net	(2.3)	—	(5.7)	(1.5)

(Loss) income before income tax (benefit) expense	(6.0)	1.8	19.1	(203.1)
Income tax (benefit) expense	(2.5)	2.6	10.3	(54.7)

Net (loss) income	(3.5)	(0.8)	8.8	(148.4)
Less: Net income attributable to noncontrolling interests	1.5	0.6	5.1	3.9

Net (loss) income attributable to SunCoke Energy, Inc.	$(5.0)	$(1.4)	$3.7	$(152.3)

(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$(0.06)	$(0.02)	$0.04	$(1.98)
Diluted	$(0.06)	$(0.02)	$0.04	$(1.98)
Weighted average number of common shares outstanding:
Basic	82.8	86.0	83.0	76.8
Diluted	82.8	86.0	83.2	76.8

SunCoke Energy, Inc.

Consolidated Balance Sheets

	December 31,
	2020	2019
	(Unaudited)	(Audited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$48.4	$97.1
Receivables, net	46.3	59.5
Inventories	126.6	147.0
Income tax receivable	5.5	2.2
Other current assets	2.9	2.5

Total current assets	229.7	308.3

Properties, plants and equipment (net of accumulated depreciation of $1,032.9 million and $903.7 million at December 31, 2020 and 2019, respectively)	1,328.0	1,390.2
Goodwill and other intangible assets, net	37.2	38.1
Deferred charges and other assets	18.5	17.2

Total assets	$1,613.4	$1,753.8

Liabilities and Equity
Accounts payable	$104.1	$142.4
Accrued liabilities	49.8	47.3
Current portion of financing obligations	3.0	2.9
Interest payable	2.0	2.2

Total current liabilities	158.9	194.8

Long-term debt and financing obligations	673.9	780.0
Accrual for black lung benefits	60.0	50.5
Retirement benefit liabilities	24.7	24.5
Deferred income taxes	159.3	147.6
Asset retirement obligations	11.4	14.4
Other deferred credits and liabilities	24.3	23.6

Total liabilities	1,112.5	1,235.4

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both December 31, 2020 and 2019	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,177,941 and 98,047,389 shares at December 31, 2020 and 2019, respectively	1.0	1.0
Treasury stock, 15,404,482 and 13,783,182 shares at December 31, 2020 and 2019, respectively	(184.0)	(177.0)
Additional paid-in capital	715.7	712.1
Accumulated other comprehensive loss	(17.1)	(14.4)
Retained deficit	(46.6)	(30.1)

Total SunCoke Energy, Inc. stockholders’ equity	469.0	491.6
Noncontrolling interests	31.9	26.8

Total equity	500.9	518.4

Total liabilities and equity	$1,613.4	$1,753.8

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2020	2019
	(Unaudited)	(Audited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$8.8	$(148.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Long-lived asset and goodwill impairment	—	247.4
Depreciation and amortization expense	133.7	143.8
Deferred income tax expense (benefit)	12.1	(63.1)
Payments in excess of expense for postretirement plan benefits	(1.7)	(1.9)
Share-based compensation expense	3.8	4.5
Gain on extinguishment of debt, net	(5.7)	(1.5)
Changes in working capital pertaining to operating activities:
Receivables, net	13.2	15.9
Inventories	21.8	(36.6)
Accounts payable	(38.0)	23.5
Accrued liabilities	2.5	(2.4)
Interest payable	(0.2)	(1.4)
Income taxes	(3.3)	(1.5)
Other	10.8	3.6

Net cash provided by operating activities	157.8	181.9

Cash Flows from Investing Activities:
Capital expenditures	(73.9)	(110.1)
Other investing activities	(1.4)	0.3

Net cash used in investing activities	(75.3)	(109.8)

Cash Flows from Financing Activities:
Repayment of long-term debt	(55.9)	(90.5)
Debt issuance costs	—	(2.1)
Proceeds from revolving facility	629.9	408.6
Repayment of revolving facility	(684.9)	(370.3)
Proceeds from financing obligation	10.0	—
Repayment of financing obligations	(3.0)	(2.9)
Dividends paid	(19.9)	(5.1)
Shares repurchased	(7.0)	(36.3)
Cash distributions to noncontrolling interests	—	(14.2)
Other financing activities	(0.4)	(7.9)

Net cash used in financing activities	(131.2)	(120.7)

Net (decrease) increase in cash and cash equivalents	(48.7)	(48.6)
Cash and cash equivalents at beginning of year	97.1	145.7

Cash and cash equivalents at end of year	$48.4	$97.1

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $0.2 million and $2.3 million, respectively	$51.8	$58.2
Income taxes paid, net of refunds of $3.0 million and $0.3 million, respectively	$1.1	$9.5

SunCoke Energy, Inc.

Segment Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	Unaudited)	(Audited)
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$289.6	$373.3	$1,265.4	$1,489.1
Brazil Coke	8.8	9.1	31.6	38.4
Logistics	11.7	14.8	36.0	72.8
Logistics intersegment sales	5.3	7.0	22.1	26.3
Elimination of intersegment sales	(5.3)	(7.0)	(22.1)	(26.3)

Total sales and other operating revenue	$310.1	$397.2	$1,333.0	$1,600.3

Adjusted EBITDA(1)
Domestic Coke	$43.3	$52.1	$217.0	$226.7
Brazil Coke	3.0	3.3	13.5	16.0
Logistics	6.7	8.5	17.3	42.6
Corporate and Other(2)	(16.0)	(13.1)	(41.9)	(37.4)

Total Adjusted EBITDA	$37.0	$50.8	$205.9	$247.9

Coke Operating Data:
Domestic Coke capacity utilization (%)	85%	100%	91%	98%
Domestic Coke production volumes (thousands of tons)	907	1,073	3,840	4,168
Domestic Coke sales volumes (thousands of tons)	880	1,080	3,789	4,171
Domestic Coke Adjusted EBITDA per ton(3)	$49.20	$48.24	$57.27	$54.35
Brazilian Coke production—operated facility (thousands of tons)	415	371	1,396	1,641
Logistics Operating Data:
Tons handled (thousands of tons)(4)	4,265	4,971	14,678	21,053

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes the activity from our legacy coal mining business, which incurred Adjusted EBITDA losses of $7.4 million and $13.2 million during the three and twelve months ended December 31, 2020, respectively, as well as losses of $5.4 million and $11.2 million during the three and twelve months ended December 31, 2019, respectively. Additionally, Corporate and Other includes foundry related research and development costs of $3.9 million during 2020.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Adjusted Net (Loss) Income to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in millions)
Net (loss) income attributable to SunCoke Energy, Inc.	$(5.0)	$(1.4)	$3.7	$(152.3)
Add: Net income attributable to noncontrolling interests	1.5	0.6	5.1	3.9

Net (loss) income	$(3.5)	$(0.8)	$8.8	$(148.4)

Add:
Long-lived asset and goodwill impairment	—	—	—	247.4
Depreciation and amortization expense	32.0	34.0	133.7	143.8
Interest expense, net	13.1	14.7	56.3	60.3
Gain on extinguishment of debt, net	(2.3)	—	(5.7)	(1.5)
Income tax (benefit) expense	(2.5)	2.6	10.3	(54.7)
Contingent consideration adjustments(1)	—	—	—	(4.2)
Restructuring costs(2)	0.2	—	2.5	—
Simplification Transaction costs(3)	—	0.3	—	5.2

Adjusted EBITDA	$37.0	$50.8	$205.9	$247.9

Subtract: Adjusted EBITDA attributable to noncontrolling interest(4)	2.5	1.6	9.1	40.7

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$34.5	$49.2	$196.8	$207.2

(1)

In connection with the CMT acquisition, the Partnership entered into a contingent consideration arrangement that required the Partnership to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Adjustments to the fair value of the contingent consideration were primarily the result of modifications to the volume forecast. Customer events during the third quarter of 2019 reduced contingent consideration liability to zero.

(2)	Charges related to a company-wide restructuring and cost-reduction initiative.
(3)	Costs expensed by the Partnership associated with SunCoke’s acquisition of all outstanding Partnership common units not already owned by SunCoke on June 28, 2019 (“Simplification Transaction”).
(4)	Reflects noncontrolling interests in Indiana Harbor and the portion of the Partnership owned by public unitholder prior to the closing of the Simplification Transaction.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2021 Consolidated Adjusted EBITDA to Estimated Net Income

	2021
	Low	High
Net income	$15	$35

Add:
Depreciation and amortization expense	137	133
Interest expense, net	55	50
Income tax expense	8	12

Adjusted EBITDA	$215	$230

Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	9	9

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$206	$221

(1)	Reflects non-controlling interest in Indiana Harbor.